ROSE, SNYDER & JACOBS
A CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 5 to Form S-1 of our report dated March 31, 2011 except for Note 15 as to which the date is September 6, 2011, relating to the consolidated financial statements of Catasys, Inc., and Subsidiaries for the years ended December 31, 2010 and 2009 and to the reference of our Firm under the caption "Experts" in the Prospectus. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
November 16, 2011

15821 VENTURA BOULEVARD, SUITE 490, ENCINO, CALIFORNIA 91436
PHONE: (818) 461-0600 • FAX: (818) 461-0610